Exhibit 1A-3B

Stockholders’ Agreement

THIS STOCKHOLDERS’ AGREEMENT (“Agreement”) made this 30th day of September 2021 by and among Martin Wesley, an individual residing at 11670 Byron Hwy, Brentwood, CA 94513 (“First Stockholder”), Andrew Wesley, an individual residing at 1751 Orchard Lane, Brentwood, CA 94513 (“Second Stockholder”), and Charles Wesley, an individual residing at 16 Wood Duck Court, Copperopolis, CA 95228 (“Third Stockholder”) (the First Stockholder, the Second Stockholder and the Third Stockholder are hereinafter referred to individually as a a “Founding Stockholder” and collectively as the “Founding Stockholders”), the Stockholder whose name appears at the bottom of the Signature Page of this Agreement hereinafter referred to as “Stockholder” and Kolaboration Ventures Corporation, a corporation organized and existing under the laws of Wyoming with its principal place of business at 183 Main Street, Rio Vista, CA 94571 (the “Corporation”).

WHEREAS, the Founding Stockholders and the Stockholder are the owners of shares of the capital stock (“Stock”) of the Corporation.

WHEREAS, the Founding Stockholders and Stockholder believe it to be in their best interests and in the best interests of the Corporation that the transfer of such stock be restricted.

IT IS THEREFORE AGREED:

1. All Shares Subject to Agreement. All shares of Stock at any time held or owned by the Stockholder or by his legal representative shall be subject to this Agreement and to all the obligations and restrictions hereof.

2. Restriction on Transfers. No Stockholder shall voluntarily or involuntarily transfer or encumber any of the shares of Stock at any time held, owned, or hereafter acquired by him, or any interest therein, except in accordance with and subject to this Agreement. When used in this Agreement “transfer” shall mean sell, assign, convey, donate, bequeath, transfer or otherwise dispose (otherwise than by an involuntary transfer) and “encumber” shall mean mortgage, pledge, hypothecate or otherwise encumber or contract to encumber.

3. Voluntary Transfer. No Stockholder shall voluntarily transfer or encumber any shares of Stock unless such Stockholder obtains the prior written consent of all the Founding Stockholders which consent may be withheld for any reason or no reason. No Founding Stockholder shall voluntarily transfer or encumber any shares of Stock unless such Founding Stockholder obtains the prior written consent of all other Founding Stockholders which consent may be withheld for any reason or no reason.

4. Right of First Refusal. If a Stockholder (the “Selling Stockholder”) desiring to dispose of a portion of his shares of Stock in the Corporation shall receive a bona fide offer in writing from a financially capable purchaser to purchase all such portion of the Selling Stockholder’s shares of Stock, the Selling Stockholder shall give written notice to the other Stockholders and the Corporation of his intention to make such transfer stating the name and address of the proposed transferee, the number of shares of Stock (the “Offered Stock”) then held or owned by the Selling Stockholder and the price to be paid therefor and the terms of payment.

The Corporation, upon receipt of such notice of transfer, shall have the option (“First Option”) to purchase all, but not less than all, of the offered Stock at the price and upon the terms bona fide offered by the proposed transferee. The First option shall be exercisable within the 15-day period (“First Option Period”) after the date of receipt of such notice and shall be exercised by the sending of a notice to the Selling stockholder with a copy to the Founding Stockholders. In determining whether or not the Corporation shall exercise the First Option, the Selling Stockholder shall vote the Offered Stock as directed by a vote of the Founding Stockholders.

In the event the Corporation does not exercise the First Option, then the Founding Stockholders shall have the option, exercisable upon written notice to the Selling Stockholder within 15 days after the expiration of the First Option Period (the “Second Option Period”), to purchase pro rata, in proportion to their respective holdings of Stock, all, but not less than all, of the Offered Stock at the price and upon the terms bona fide offered by the proposed transferee. In the event any of the Founding Stockholders do not elect to purchase his proportionate share, the other Founding Stockholders who elected to purchase the Offered Stock shall have the option to purchase the shares of Stock which such other Founding Stockholders did not elect to purchase, pro rata, in proportion to their respective holdings of Stock or in any other percentage which they decide.

If the Corporation and the Founding Stockholders elect not to, or fail to, exercise their options to purchase all the Offered Stock, the Selling Stockholder may make the proposed transfer of the Offered Stock to the proposed transferee in accordance with the terms of the bona-fide offer within the 15-day period following the expiration of the Second Option Period. The proposed transferee shall become a party to this Agreement with respect to the Offered stock and shall execute a duplicate of this Agreement. If the proposed transfer of the Offered Stock is not consummated within such 15-day period, the terms and conditions of this Section shall again apply to the Offered Stock.

4. Involuntary Transfers. An “involuntary transfer” shall mean any transaction, proceeding or action by or in which any Stockholder (but not a Founding Stockholder) shall be deprived or divested of any right, title or interest in or to any of his Stock (including, without limiting the generality of the foregoing, seizure under levy of attachment or execution, transfer in connection with bankruptcy or other court proceeding to a trustee in bankruptcy or receiver, or any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property) other than one occasioned by the death or the incompetence or incapacity of a Stockholder.

If there shall be an involuntary transfer of any shares of Stock of any Stockholder to any person:

a. The transferee shall take and hold the shares of Stock subject to this Agreement and to all the obligations and restrictions upon the Stockholder from whom the shares of Stock was acquired, and shall observe and comply with this Agreement and with such obligations and restrictions.

b. The Stockholder from whom said Stock was transferred (the “Transferring Stockholder”), or the transferee, shall forthwith give notice to the Founding Stockholders and Stockholders and the Corporation stating when the involuntary transfer occurred, the reason therefor, the number of shares transferred (the “Transferred Stock”), and the address and capacity of the transferee. The Corporation, upon receipt of such notice of transfer, shall have the option (“First Option”) to purchase all, but not less than all, of the Transferred Stock and any shares of Stock remaining in the ownership of Transferring Stockholder (the “Remaining Stock”), at a price equal to the net worth (assets less liabilities) at book value per share of Stock (the “Involuntary Transfer Purchase Price”), valued as of the date of the involuntary transfer and determined by the regularly retained accountant of the Corporation. The First Option shall be exercisable within the 15-day period (“First Option Period”) after the date of receipt of such notice and shall be exercised by the sending of notices to the transferee and Transferring Stockholder with a copy to the Founding Stockholders other Stockholders. In determining whether or not the Corporation shall exercise the First Option, the transferee shall vote the Transferred Stock and the Transferring Stockholder shall vote the Remaining Stock as directed by a vote of the Founding Stockholders.

In the event the Corporation does not exercise the First Option, the Founding Stockholders shall have the option (“Second Option”), exercisable upon written notice within 15-days after the expiration of the First Option Period (the “Second Option Period”) to purchase, pro rata, in proportion to their respective holdings of Stock, all, but not less than all, of the Transferred Stock and the Remaining Stock at the Involuntary Transfer Purchase Price. In the event any of the Founding Stockholders do not elect to purchase their proportionate share, the other Founding Stockholders who elected to purchase the Transferred Stock and Remaining Stock shall have the option to purchase, pro rata, in proportion to their respective holdings of Stock or in any other percentage which they decide, that portion of the Transferred Stock and Remaining Stock which such other Founding Stockholders elected not to purchase.

c. Payment for the Transferred Stock and Remaining Stock purchased shall be made in five (5) consecutive annual installments. The first installment shall be paid by the Corporation or the purchasing Founding Stockholders, as the case may be, to the transferee and Transferring Stockholder not later than 15- days after the expiration of the Second Option Period. The remaining four (4) installments of the Involuntary Transfer Purchase Price shall be paid, together with interest at the highest U.S. Money Center Commercial prime rate for corporate loans as reported in the Money Rates Section of the Wall Street Journal, New York City edition, adjusted from time to time on a daily basis (“Prime Rate”) on the unpaid balance, and evidenced by promissory notes in the form of Schedule B delivered to the transferee and the Transferring Stockholder by the Corporation or the purchasing Stockholders, as the case may be, contemporaneously with the first installment.

d. If the Corporation and the Founding Stockholders elect not to, or fail to, exercise their options to purchase the Transferred Stock and Remaining Stock, transferee shall become a party to this Agreement with respect to the Transferred Stock and shall execute a duplicate of this Agreement and the Transferring Stockholder shall continue to be subject to the terms of this Agreement with respect to the Remaining Stock in the same manner as if no involuntary transfer had been made.

5. Reserved.

6. Death of a Stockholder.

a. Upon the death of any Founding Stockholder or Stockholder, the estate of the decedent Stockholder shall accept all of the decedent Stockholder’s shares of Stock in the Corporation.

b. Transfer upon the event of the death of a Stockholder is not a “transfer” as used herein and is not restricted.

c. The estate of the decedent shall become a party to this Agreement with respect to the inherited shares and shall execute a duplicate of this Agreement and shall continue to be subject to the terms of this Agreement with respect to the shares in the same manner as if no transfer had been made.

7. Reserved.

8. Purchase Price.

The purchase price per share of Stock to be paid on any purchase pursuant to Section 6 shall be the Agreed Value (as determined in Section 9) or if no Agreed Value has been determined by the Founding Stockholders, the purchase price shall be calculated as determined by the Board of Directors of the Corporation after consultation with its professional advisors, including attorneys and accountants.

9. Agreed Value. The Board of Directors of the Corporation may at any time fix an agreed value (the “Agreed Value”) of a share of Stock by a Certificate of Agreed Value signed by all the Stockholders in the form of Exhibit D. If at any time when it becomes necessary to determine the value of a share of Stock and a Certificate of Agreed Value is in existence and such Certificate of Agreed Value is dated within one (1) year of the date as of when the value is to be determined, then the Agreed Value set forth in such certificate shall be conclusive as the value and shall be accepted as the value as of the date on which the value shall be required or made for the purposes of Section 8. In no event shall a certificate of agreed value be effective unless signed by all the Board of Directors. The Board of Directors may at any time execute a new certificate of agreed value which shall automatically replace all prior certificates of agreed value, and in no event shall any but the last certificate of agreed value be effective, if at all, for the purposes herein specified.

10. Reserved.

11. Restrictive Legend. An executed counterpart of this Agreement shall be filed with the Secretary of the Corporation and kept with the records of the Corporation at its office. An officer of the Corporation shall endorse on the face or back of each certificate of Stock, heretofore or hereafter issued to any Stockholder, legends substantially as follows:

The Stock represented by the within certificate is issued, accepted and held subject to the terms of a Stockholders’ Agreement dated September , 2021. A copy of such Agreement has been filed at the office of the Corporation. This Certificate and the stock represented hereby are not subject to sale, assignment, transfer, encumbrance or other disposition, except as provided in such Agreement; to all of which Agreement the holder hereof, by the acceptance hereof, agrees. The securities represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. These securities may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to Corporation that no registration is required.

12. Term. All rights and obligations of any party under this Agreement shall terminate upon the occurrence of any of the following events:

a. Cessation of the Corporation’s business;

b. Bankruptcy, general assignment for benefit of creditors, receivership, or dissolution of the Corporation;

c. The voluntary agreement of all parties who are then bound by the terms hereof.

d. Upon the Company registering its stock pursuant to the Securities Exchange Act of 1934.

13. Notices. All notices and other communications hereunder shall be given in writing, shall be personally delivered or sent by certified mail, postage, prepaid, shall be deemed given on the date of delivery or of mailing, and shall be addressed as first set forth above.

14. Partial Invalidity. If any provision of this Agreement, or the application of such provision to any person or circumstances, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

15. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties with respect to the matters contemplated herein, and may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by all of the parties hereto.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of California applicable to agreements made and to be performed entirely in such State.

17. Succession. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, distributees and legal representatives, subject to the terms hereof, but in no event shall options to purchase granted hereunder to Stockholders be assignable except to transferees of Stock who become parties hereto.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same instrument.

[This space left intentionally blank]

WITNESS the execution of this Agreement as of the day and year first above written.

Kolaboration Ventures Corporation

By:
Martin Wesley, CEO

First Stockholder

Martin Wesley

Second Stockholder

Andrew Wesley

Third Stockholder

Charles Wesley

Stockholder Printed Name

Stockholder Signature

[Stockholder Signature page.]

SCHEDULE B.

PROMISSORY NOTE

U.S. $[number]

[city and state of execution]

[date of execution]

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of [Name of Lender], an individual residing at [address] (the “Noteholder”) or at such other place as the holder hereof may designate in writing, the principal sum of                       dollars ($                     ) together with interest at the highest U.S. Money Center commercial prime rate of interest for corporate loans as reported in the Money Rates section of the Wall Street Journal, [city] edition, adjusted from time to time on a daily basis. Principal shall be payable in [number] consecutive equal [annual/monthly/quarterly] principal installments of                 dollars ($                       ) together with interest in arrears, with the first installment due [date] and the remaining installments due on [date] thereafter; except that, unless sooner paid, all principal hereunder shall be due and payable on [date].

Maker shall have the right at any time to prepay the entire outstanding amount of this Note. Maker shall have the right to make a partial prepayment of this Note at any time.

Maker will be in default if:

1. Maker does not make any payment within [number] days of the date due;

2. The Maker shall be unable to pay its or his debts as they mature or shall make an assignment for the benefit of any of its or his creditors;

3. A proceeding in bankruptcy or for reorganization of the Maker or the readjustment of any of their respective debts under Title 11 of the United States Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by the Maker or shall be commenced against the Maker and shall not be discharged within [number] days of its commencement;

4. A receiver or trustee shall be appointed for the Maker or for any substantial part of its assets, or any proceeding shall be instituted for, in the case the Maker is a Corporation, the dissolution or the full or partial liquidation of the Corporation, and such receiver or trustee shall not be discharged within [number] days of his appointment, or such proceeding shall not be discharged within [number] days of its commencement;

5. A judgment creditor of the Maker shall obtain possession of any of its or his assets by any means including, without limitation, levy, restraint, or replevin;

6. The validity or enforceability of this Note, or any lien contemplated hereby shall be contested by the Maker.

7. The Maker, if an individual, dies.

Then, at the option of Noteholder, immediately and without notice to Maker upon the occurrence of an event of default specified in the foregoing subparagraphs of this Note, the obligation of Maker hereunder shall immediately become due and payable without further action of any kind, and this Note shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Maker.

The Maker further promises to pay all costs and expenses, including reasonable attorney fees, which may be incurred by the Noteholder in collecting any sums due under this Note or in bringing any action to foreclose the lien securing this Note or in protecting or sustaining any lien, security agreement or Escrow Agreement.

Failure by the holder hereof to insist upon performance in accordance with the terms of this Note or the lien securing this Note shall not be deemed a waiver of any other obligation under this Note or the lien securing this Note.

Noteholder reserves the right to pledge, hypothecate or otherwise dispose of this Note. Any subsequent holder of this Note shall not be subject to (and the Maker expressly waives as against such subsequent holder) any defenses, set-offs, counterclaims or other objections to the payment of this Note.

Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof.

Any notice to Maker provided for in this Note shall be given by mailing such notice by certified mail addressed to Maker at the address stated below, or to such other address as Maker may designate by notice to the Noteholder. Any notice to the Noteholder shall be given by mailing such notice by certified mail, return receipt requested, to the Noteholder at the address stated above in this Note, or at such other address as may have been designated by notice to Maker.

This Note is to be governed by and construed in accordance with the laws of [state] for all purposes.

This Note is secured by an Escrow Agreement dated [date] between the Maker and Noteholder.

[name of Maker]

[signature]

Address of Maker: [address]

SCHEDULE C. ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) made this [date] by and among [name of secured party], a [corporation/partnership/limited liability] organized and existing under the laws of [state] having its principal place of business at [address] (“Secured Party”), [name of Stockholder], an individual residing at [address] (“Stockholder”) and [name of Escrow Agent], an individual residing at [address] (“Escrow Agent”).

1. ESCROW SHARES. Pursuant to that certain Stockholders’ Agreement dated September ____, 2021 (the “Stockholders’ Agreement”) among Stockholder, Secured Party and [name of corporation], a corporation organized and existing under the laws of [state] having its principal place of business at [address] (“Corporation”), Stockholder hereby delivers and deposits with Escrow Agent Certificate No. _________ representing [number] shares of the issued and outstanding common stock of Corporation now owned of record by Escrow Agent but beneficially owned by Stockholder, in proper form for transfer. The common stock referred to in paragraph 1 of this Agreement shall be hereinafter referred to as the “Escrow Shares.”

2. SECURITY FOR PROMISSORY NOTE. Such Escrow Shares shall be held by Escrow Agent in order to secure the payment of a certain promissory note from Stockholder, dated [date], made payable to Secured Party (hereinafter referred to as the “Note”), a copy of which is attached hereto as Schedule B to the Stockholders’ Agreement.

3. ESCROW TERM. The term of this escrow arrangement (the “Escrow Term”) is from the date hereof until all sums, including, but not limited to, the interest and principal due under the Note are paid in full.

4. RIGHTS TO ESCROW SHARES. During the Escrow Term, subject to this Agreement, all rights to and interest in the Escrow Shares, including, but not limited to, voting and dividend rights, shall be retained by Stockholder. During the Escrow Term Stockholder shall not sell, assign, pledge or otherwise transfer any right to or interest in the Escrow Shares, including, but not limited to, dividend and voting rights, unless all sums, including but not limited to, the entire principal and all interest under the Note, shall have been paid in full.

5. TERMINATION OF ESCROW. In the event that all sums, including, but not limited to the entire principal and all interest under the Note have been paid in full, Secured Party shall forthwith give notice of said full payment to Escrow Agent, with a copy of said notice to Stockholder. Upon receipt of said notice by Escrow Agent, this Agreement shall terminate and Escrow Agent shall forthwith transfer the Escrow Shares from escrow to Stockholder.

6. DEFAULT. In the event that, at any time during the Escrow Term, Stockholder shall be in default on the Note (after expiration of any applicable grace period provided therein), Secured Party may give Stockholder written notice of said default, with a copy of said written notice to Escrow Agent. If the default has not been corrected and remedied within the [number]-day period following giving of such notice, Secured Party shall so notify Escrow Agent, who shall transfer ownership of the Escrow Shares to Secured Party after [number] days from receipt of said notice from Secured Party unless Escrow Agent receives written notice within said [number]-day period from Secured Party that the default has been corrected and remedied. In the event said default is corrected and remedied, Secured Party shall give written notice to such effect to Escrow Agent and Escrow Agent shall retain the Escrow Shares in escrow as security for future payments under the Note in accordance with the terms of this Agreement. If the default was corrected and remedied by payment of the entire unpaid principal balance and the interest and all other amounts due under the Note, Escrow Agent shall transfer the Escrow Shares from escrow to Stockholder and this Agreement shall thereupon terminate. Escrow Agent shall make the above transfers in reliance upon said notices and shall not question their execution or validity, the effectiveness of their provisions or the truth or accuracy of any information contained therein.

7. RESIGNATION OF ESCROW AGENT, SUCCESSORS. Escrow Agent may resign as escrow agent by giving notice of such resignation to the parties hereto, and in the event of such resignation he may appoint as successor escrow agent a bank or trust company, or he may appoint one or more responsible individuals acceptable to all the parties hereto as successor escrow agent, and any such successor or successors shall have the same rights and duties as if originally named herein.

8. COURT ORDER. Notwithstanding anything herein contained to the contrary, upon the receipt by Escrow Agent of a certified judgment, decree or order of a court which directs Escrow Agent to take any action, Escrow Agent shall take such action.

9. DUTIES OF ESCROW AGENT. The duties and responsibilities of Escrow Agent shall be limited to those specifically set forth in this Agreement and the performance of such action as, in the judgment of Escrow Agent shall be reasonable, necessary or appropriate to carry out Escrow Agent’s duties specified in this Agreement.

10. LIABILITY OF ESCROW AGENT. Escrow Agent shall not be liable for any act which Escrow Agent may do or omit to do hereunder while acting in good faith and in the exercise of his own judgment. Any act done or omitted by him pursuant to the advice of independent legal counsel shall be conclusive evidence of such good faith. Escrow Agent may act in reliance upon any instrument or signature which he believes to be genuine and may assume that any person purporting to give notice or advice or instructions in connection with the provisions hereof has been duly authorized to do so. Escrow Agent is authorized to disregard any directions, instructions, notices, communications, or information from any source whatsoever, excepting only a statement executed by Secured Party or a duly authorized agent of Secured Party or a judgment, order or decree of any court. In any case in which Escrow Agent obeys or otherwise complies with any such directive, statement, judgment, order or decree, Escrow Agent shall not be liable to any person, by reason of such obedience or compliance notwithstanding that such directive, statement, judgment, order or decree may be subsequently withdrawn, rescinded, reversed, modified, annulled, set aside or vacated, or, in the case of a judgment, order or decree, found to have been entered without jurisdiction.

11. TERMINATION. This Agreement shall not be terminated, revoked, rescinded or modified in any respect without the prior written approval of all of the parties hereto.

12. INDEMNITY. Secured Party, Stockholder and Corporation, hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and reasonable counsel fees and disbursements, which may be imposed upon him or incurred by him hereunder or in the performance of his duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof or the Escrow Shares deposited hereunder.

13. TERMINATION OF DUTIES. Escrow Agent’s duties hereunder shall cease upon the disbursement of the Escrow Shares as provided in paragraph 5 or 6 against a written receipt therefor.

14. NO ELECTION OF REMEDIES. The exercise of Secured Party’s rights under this Agreement shall not be deemed an election of remedies.

15. NOTICES. All notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if received by certified mail, return receipt requested, to the address first set forth above. A duplicate copy of any notice delivered hereunder shall be delivered simultaneously to the Corporation at the address set forth in paragraph 1 hereof or to such other address as the Corporation may designate by written notice delivered hereunder.

16. BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns and their respective subsidiaries, parents or affiliates.

17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed and signed as of the day and year first above written.

[name of secured party]

By: [name and title of signatory]

[signature]

[name of Stockholder]

[signature]

[name of corporation]

By: [name and title of signatory]

[signature]

[name of Escrow Agent]

[signature]

SCHEDULE D. CERTIFICATE OF AGREED VALUE

Pursuant to Section 9 of the Stockholders’ Agreement dated as of September , 2021, by and among the undersigned, being all of the Board Directors of Kolaboration Ventures Corporation (the “Corporation”), hereby fix the Agreed Value of each share of Stock of the Corporation at                dollars ($             ).

This Certificate may be executed in counterparts, each of which so executed shall be deemed an original, but all of which, taken together, shall constitute one and the same Certificate, binding upon the parties hereto, and their successors, heirs and assigns.

Dated: ___________________

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